Exhibit 10.24

Agr WITHOUT PREJUDICE

COMPROMISE AGREEMENT

Pursuant to section 203 of the Employment Rights Act 1996

Between:

(1)	Field Group plc, whose registered office is at Misbourne House, Badminton Court, Rectory Way, Old Amersham, Bucks, HP7 0DD, (the “Company”);

(2)	Chesapeake Corporation, of 1021 East Cary Street, Richmond, Virginia, 23218, United States of America ("Chesapeake"); and

(3)	Neil Rylance, of 5 Park Avenue, Shelley Park, Shelley, Huddersfield, HD8 8JG (the “Executive”)

(together, the "Parties").

Whereas:

(1)	The Executive has been employed by the Company since 3 January 1995.

(2)
The Executive has been employed by the Company as Executive Vice President – European Packaging since 1 January 2005 and by Chesapeake as Executive Vice President but due to a Company reorganisation his roles will become redundant.

(3)
In order to achieve certainty and finality, it is the intention of the Parties in entering into this Agreement that it shall operate to terminate the relationship between them and, in consideration of the settlement set out herein, provide a full and absolute and irrevocable release by the Executive of all current and future claims set out in this Agreement whether or not he has knowledge of them, whether or not they are in the contemplation of the parties and whether or not they exist in fact or law, as at the date of this Agreement and a full and absolute and irrevocable release by the Company and Chesapeake of all current and future claims set out in this Agreement of which either the Company or Chesapeake is aware or should reasonably be aware as at the date of this Agreement.

It is agreed as follows:

1.	Date of Termination of Employment

The Executive’s employment with the Company will terminate on 31 August 2007 (the “Termination Date”) by reason of redundancy.  Salary and benefits will be paid by the Company in the normal way up to the Termination Date but thereafter will cease.  During the period from the date of this Agreement until the Termination Date the Executive shall be on garden leave in accordance with clause 20 of his contract of employment but shall remain available to provide the Company or any Associated Company with such assistance as it may reasonably require on a transitional basis other than on days on which he is on holiday as agreed with the Company.

The Executive shall be entitled to the payment or award in full under the 2005-2007 Long-Term Incentive Programme and shall be entitled to two-thirds of his award or earnings arising under the 2006-2008 Long-Term Incentive Programme (and all remaining awards will be forfeited immediately).  These awards may be forfeited at the end of the full performance period based on the extent to which any relevant targets are not satisfied.  For the avoidance of doubt, in the event of a Change in Control before 1 February, 2009 (as defined in the contract of employment) of Chesapeake or a sale or divestiture of the Company so that it is no longer an Associated Company of Chesapeake, such unvested shares under the Long-Term Incentive Programme (which have not been forfeited) shall vest.

The Executive shall be entitled to exercise any share options until 31 December 2007 and they will then lapse.

The Executive shall be paid in lieu of 17 days unused holiday at the Termination Date less any days holiday he takes before the Termination Date.

2.	Definitions

For the purposes of this Agreement, “Associated Company” means a company which is a subsidiary or a holding company of the Company, as the case may be, or a subsidiary of that holding company, “subsidiary” and “holding company” in this definition having the same meaning as in section 736 of the Companies Act 1985.  References to any statute or any statutory provision shall, unless the context otherwise requires, be construed as including any subsequent or amended statute or any corresponding provision of such new or amended statute.

3.	Resignation from Office

The Executive hereby resigns from his offices as director of the Company and any of its Associated Companies with immediate effect and agrees to do all things and sign any documents necessary to effect such resignation.  Further the Executive will take all action and sign all necessary documents to effect the appointment of replacement/additional directors to the board of the Company and any of its Associated Companies, if requested.  The Executive confirms that he will also co-operate to ensure completion of any other formal resignations/removals from positions which he holds by reason of his employment including as a trustee of the Company's pension scheme.

4.	Payments

Subject to the Executive’s compliance with all the terms and warranties of this Agreement, by way of compensation for the termination of his employment but without any admission of liability, the Company will make a payment to the Executive of £727,587 (gross) less any necessary withholdings (the “Termination Payment”) within 5 working days of the later of the Termination Date and receipt of this signed agreement.

The Executive shall also be entitled to an additional payment of £738,000 (less necessary withholdings) under Clause 14 of his contract of employment dated 19 August 2005 if there is a Change in Control (as defined in the contract of employment) of Chesapeake or a sale or divestiture of the Company, before 31 July 2009.

On the commencement of any proceedings by the Executive against the Company or any Associated Company or any other breach of this Agreement, the Company may, in its absolute discretion, require the Termination Payment and the Redundancy Payment to be repaid to the extent that the Company incurs any liabilities, losses, damages, costs or expenses as a result of or in connection with such proceedings or breach.

The Company shall maintain adequate Directors’ and Officers’ insurance cover in respect of the Executive for a period of six years from the Termination Date.

5.	Taxation

In accordance with the Company’s understanding of current tax withholding requirements, the first £30,000 of the Termination Payment will be paid without any deduction for income tax or national insurance contributions. Income tax and Executive’s national insurance will be deducted from the remainder of the Termination Payment.

Any further tax or employee’s national insurance which may be payable in respect of any of the Termination Payment will be for the Executive’s own account and the Executive agrees with the Company (for itself and on behalf of each Associated Company) that, to the extent that the Company and/or any Associated Company is obliged to make any payment of, or in respect of tax or national insurance or any fine, penalty or interest (other than deductions which the Company is obliged to make on the payments or arrangements set out in this Agreement) (“Taxes”) in respect thereof, the Executive will promptly indemnify the Company or the relevant Associated Company on an after-tax basis in full for any such Taxes.  The Executive will be given an opportunity to make representations to HM Customs & Excise before any payments are made.

6.	Return of Property

The Executive confirms that on or before the Termination Date he will return to the Company all property of the Company and its Associated Companies of or whatever kind in his possession or under his control (except for his company car) and that he has not kept copies or extracts of any papers, documents, lists or records or any other Company property in any form whatsoever, save that the Executive shall be entitled to retain his mobile telephone and mobile telephone number.  The Executive shall be entitled to retain his company car until 30 November, 2007 and shall return it to the Company in good condition, fair wear and tear excepted, on or before such date.

7.	Restrictive Covenants

The Executive confirms that he will continue to comply with the obligations and restrictions imposed upon him and contained in clauses 17, 19 and 20 of his contract of employment dated 19 August 2005 and expressed to apply on or following termination of that contract, notwithstanding its termination.

8.	Duty of Confidentiality

The Executive agrees that he continues to owe a duty of confidentiality to the Company and its Associated Companies after the Termination Date and he will not use to the detriment or prejudice of the Company or any Associated Company or divulge to any person, company, firm, corporate body or any other third party, any information concerning the business or affairs of the Company or any Associated Company which may have come into his knowledge by reason of his employment without the prior written consent of the Company otherwise than as required by law.

Except as required by law or any regulatory authority, the parties agree to keep the existence and terms of this Agreement entirely confidential and not to make, either orally or in writing, any disparaging or derogatory remarks concerning, in the Executive’s case, the Company, its Associated Companies or any of their officers or executives and, in the case of the Company and Chesapeake, the Executive, and the parties agree not, at any time, to communicate with any section of the media on any matter concerning, in the case of the Executive,  the Company or any Associated Company or any of their officers or executives and, in the case of the Company and Chesapeake, the Executive.

9.	Payment of Costs by the Company

The Company will pay the reasonable costs of the solicitor named in clause 12 below being costs incurred by the Executive in connection with the termination of his employment subject to its receipt of an invoice addressed to the Executive and marked payable by the Company in respect of those costs and subject to a maximum excluding VAT of £3,500.

10.	Full and Final Settlement Clause

The Executive agrees that the above terms are in full and final settlement of all and any claims, costs, expenses or rights of action of any kind whatsoever or howsoever arising (whether statutory, contractual, at common law or otherwise) whether known or unknown to the parties, whether or not existing in fact or in law at the time of this Agreement and whether or not they are or could be in the contemplation of the parties at the time of this Agreement (and whether arising in the United Kingdom or in any other country in the world) that he may have now or in the future against the Company or any Associated Company or any officer or Executive or shareholder or pension trustee thereof relating to or arising directly or indirectly out of or in connection with his employment prior to the Termination Date, the termination of his employment with the Company on the Termination Date or any other matter whatsoever outstanding on the Termination Date  including but not limited to any claim relating to or arising out of any directorships or other offices with the Company or any Associated Companies or their termination but, for the avoidance of doubt, excluding any claim arising out of a breach of this Agreement, for personal injury or in respect of accrued pension rights (the “Specified Matters”).

In particular, but without limitation, this release extends to any claim which the Executive may otherwise have for breach of service agreement or other contract (including wrongful dismissal), holiday pay, unlawful deduction from wages, redundancy, unfair dismissal, any claim for equal pay under the Equal Pay Act 1970, unlawful discrimination (whether direct or indirect), harassment or victimisation on grounds of sex, sexual orientation, race, religion or belief, age or disability and any breach of (a) the Working Time Regulations 1998, (b) section 47B of Part IVA of the Employment Rights Act 1996 (relating to detrimental treatment or dismissal relating to a protected disclosure) and (c) the Protection from Harassment Act 1997 (the “Specified Claims”)

The Company and Chesapeake agrees that the above terms are in full and final settlement of all and any claims, costs, expenses or rights of action of any kind whatsoever or howsoever arising (whether statutory, contractual, at common law or otherwise) of which either the Company or Chesapeake  is aware or should reasonably be aware as at the date of this Agreement, at the time of this Agreement and whether or not they are or could be in the contemplation of the parties at the time of this Agreement (and whether arising in the United Kingdom or in any other country in the world) that either the the Company or Chesapeake may have now or in the future against the Executive relating to or arising directly or indirectly out of or in connection with the Executive’s employment prior to the Termination Date, the termination of his employment with the Company on the Termination Date or any other matter whatsoever outstanding on the Termination Date other than any breach of this Agreement.

11.	Warranty that all potential claims have been disclosed.

The Executive warrants, undertakes and represents to the Company that, having taken independent legal advice he has previously notified the Company, in writing, of all and any actual or potential claims (whether at the date of this Agreement or in the future) he may have against the Company or any of its Associated Companies or any of their Executives or officers or shareholders or pension trustees and he has no other complaints whatsoever against the Company in relation to the Specified Matters including, without limitation, the Specified Claims  and he agrees that he shall not  institute or commence any claims, actions or proceedings before any court or Employment Tribunal whatsoever regarding the same.

12.	Compliance with the Requirements of the ERA

The Executive confirms that he has taken independent legal advice as to the terms and effect of this Agreement from James Davies of Lewis Silkin who is a solicitor of the Supreme Court of England and Wales holding a current practising certificate and in respect of whom there is currently in force a policy of insurance covering the risk of a claim in relation to the advice given to the Executive, and, in particular, he understands that he will not be able to bring or pursue any claim in any court or Employment Tribunal against the Company or any Associated Company arising from his employment with the Company or its termination including, without limitation, the Specified Claims.  It is agreed that the conditions regulating compromise agreements under:

•	section 203(3) of the Employment Rights Act 1996,

•	section 77 of the Sex Discrimination Act 1975,

•	section 72 of the Race Relations Act 1976,

•	Schedule 3A (Part 1) of the Disability Discrimination Act 1995,

•	Regulation 35 of the Working Time Regulations 1998,

•	Schedule 4, paragraph 2 (2) of each of the Employment Equality (Religion or Belief) Regulations 2003 and the Employment Equality (Sexual Orientation) Regulations 2003; and

•	Schedule 5, Paragraph 2(2) of the Employment Equality (Age) Regulations 2006.

have been satisfied.

13.	Binding Agreement

Notwithstanding that this Agreement is marked “without prejudice” it shall when signed by all parties become binding and open.

SIGNED  /s/  J. P. Causey, Jr.
                Director
                for and on behalf of
                Field Group plc

SIGNED  /s/ Andrew J. Kohut
                for and on behalf of
                Chesapeake Corporation

SIGNED  /s/ Neil Rylance
                Neil Rylance

DATED  August 24, 2007